Exhibit 99.1

Investor Contacts:	Media Contact:
Solebury Strategic Communications	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 541-3785

BAUSCH HEALTH ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2023 RESULTS

•Fourth-Quarter revenues of $2.41 billion, up 10% on a Reported basis and up 4% on an Organic1 basis
•Full-Year revenues of $8.76 billion, up 8% on a Reported basis and 7% on an Organic1 basis
•Full-Year revenue growth in Salix, International, Solta and Bausch + Lomb segments on both a Reported and Organic 1 basis
•GAAP Net Loss Attributable to Bausch Health Companies Inc. of $39 million for the quarter and $592 million for the year
•Adjusted EBITDA Attributable to Bausch Health Companies Inc.1 of $869 million for the quarter, up 6%, and $3.0 billion for the year, in line with prior year

LAVAL, QC, February 22, 2024 – Bausch Health Companies Inc. (NYSE/TSX: BHC) ("Bausch Health" the "Company," "we" or "our") today announced its fourth-quarter and full-year 2023 financial results.

“I am pleased that we delivered against the financial guidance we established at the beginning of 2023. During the year, we made meaningful progress in driving performance across each of our business segments, continued to focus on our balance sheet and liquidity, and made significant progress on our key R&D initiatives, all helping to position the Company for continued growth and performance. We are excited about the positive momentum in our business as we enter 2024 and will continue to prioritize advancing our pipeline, investing in initiatives to continue to drive growth, and positioning the Company for long-term success,” said Thomas J. Appio, Chief Executive Officer, Bausch Health.

Bausch Health (excl. B+L) R&D Update
•Amiselimod (S1P modulator): once-daily oral treatment of mild to moderate ulcerative colitis
▪Phase 2 study completed enrollment in July 2023 and positive topline data results announced in December 2023
•RED-C: prevention and delay of first episode of hepatic encephalopathy
▪Enrollment of one of two global Phase 3 trials completed, with enrollment of the second trial on track and expected to be completed in the first half of 2024

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1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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•CABTREOTM: first triple combination product for the treatment of acne vulgaris
▪Received FDA approval on October 20, 2023
▪U.S. commercial launch occurred the week of January 29, 2024
▪New Drug Submission was submitted to Health Canada on May 30, 2023
•Thermage® FLX: uses radiofrequency technology to help tighten and improve the smoothness and texture of the skin’s surface
▪Thermage® FLX and the TR-4 Return Pad approved by China’s National Medical Products Administration in January 2024
•Clear + Brilliant® Touch: fractionated laser device for skin rejuvenation
▪Planned regulatory submissions on track for Europe, Canada, and Asia Pacific markets in 2024
•Next Generation Fraxel®: fractionated laser device for skin resurfacing
▪FDA submission planned in Q2 2024 and approval could occur in the second half of 2024
Fourth-Quarter and Full-Year 2023 Revenue Performance
Total reported revenues were $2.41 billion for the fourth quarter of 2023, compared with $2.19 billion in the fourth quarter of 2022, an increase of $215 million, or 10%. Excluding the favorable impact of foreign exchange totaling $6 million and the impact of acquisitions of $122 million, revenue increased by 4% organically1 compared with the fourth quarter of 2022.

Total reported revenues were $8.76 billion for the full year of 2023, compared with $8.12 billion in the full year of 2022, an increase of $633 million, or 8%. Excluding the unfavorable impact of foreign exchange of $45 million and the impact of acquisitions of $141 million, revenue increased organically1 by 7% compared with the full year of 2022.

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Revenues by segment were as follows:

Three Months Ended December 31,
			Reported Change		Change at Constant Currency[1] (non-GAAP)	Change in Organic[1] Revenue (non-GAAP)
(in millions)	2023	2022	Amount	Pct.
Total Bausch Health Revenues	$2,408	$2,193	$215	10%	10%	4%

Bausch Health (Excl. B+L)	$1,235	$1,197	$38	3%	2%	2%
Salix segment	$583	$581	$2	—%	—%	—%
International segment	$290	$261	$29	11%	5%	6%
Solta Medical segment	$103	$99	$4	4%	5%	5%
Diversified Products segment	$259	$256	$3	1%	1%	2%
Bausch + Lomb segment	$1,173	$996	$177	18%	19%	7%

Twelve Months Ended December 31,
			Reported Change		Change at Constant Currency[1] (non-GAAP)	Change in Organic[1] Revenue (non-GAAP)
(in millions)	2023	2022	Amount	Pct.
Total Bausch Health Revenues	$8,757	$8,124	$633	8%	8%	7%

Bausch Health (Excl. B+L)	$4,611	$4,356	$255	6%	5%	6%
Salix segment	$2,250	$2,090	$160	8%	8%	8%
International segment	$1,071	$988	$83	8%	5%	6%
Solta Medical segment	$347	$300	$47	16%	18%	18%
Diversified Products segment	$943	$978	($35)	(4%)	(4%)	(3%)
Bausch + Lomb segment	$4,146	$3,768	$378	10%	12%	8%

Salix Segment
Salix segment reported and organic1 revenues were $583 million for the fourth quarter and $2,250 million for the full year 2023, compared with $581 million for the fourth quarter and $2,090 million for the full year of 2022, an increase of $2 million in the fourth quarter, and $160 million, or 8% for the full year. Sales for the quarter reflected growth driven by Relistor®, while Xifaxan® and Trulance® sales were in line with the fourth quarter of 2022. Sales growth for the full year was primarily driven by Xifaxan®, Relistor®, and Trulance®.

International Segment
International segment reported revenues were $290 million for the fourth quarter and $1,071 million for the full year of 2023, compared with $261 million for the fourth quarter and $988 million for the full year of 2022, an increase of $29 million, or 11% in the fourth quarter, and $83 million, or 8% for the full year.

Excluding the favorable impact of foreign exchange of $16 million for the fourth quarter and $31 million for the full year of 2023, and the impact of divestitures and discontinuations of $2 million for the fourth quarter and $10 million for the full year of 2022, segment revenues increased organically1 by 6% for the

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fourth quarter and full year, compared with the fourth quarter and full year of 2022, with growth across all three regions – EMEA, Canada and Latin America.

Solta Medical Segment
Solta Medical segment reported revenues were $103 million for the fourth quarter and $347 million for the full year of 2023, compared with $99 million for the fourth quarter and $300 million for the full year of 2022, an increase of $4 million, or 4% in the fourth quarter, and $47 million, or 16% for the full year.

Excluding the unfavorable impact of foreign exchange of $1 million for the fourth quarter and $8 million for the full year of 2023, segment revenues increased organically1 by 5% for the fourth quarter and 18% for the full year, compared with the fourth quarter and the full year of 2022, primarily driven by strong growth in Asia-Pacific, especially China.

Diversified Segment
Diversified segment reported revenues were $259 million for the fourth quarter and $943 million for the full year of 2023, compared with $256 million for the fourth quarter and $978 million for the full year of 2022, an increase of $3 million, or 1% in the fourth quarter, and a decrease of $35 million, or 4% for the full year. Segment revenues increased organically1 by 2% for the fourth quarter and decreased 3% for the full year, compared with the fourth quarter and the full year of 2022.

Bausch + Lomb Segment
Bausch + Lomb segment reported revenues were $1,173 million for the fourth quarter and $4,146 million for the full year of 2023, compared with $996 million for the fourth quarter and $3,768 million for the full year of 2022, an increase of $177 million, or 18% in the fourth quarter, and an increase of $378 million, or 10% for the full year.

Excluding the unfavorable impact of foreign exchange of $9 million for the fourth quarter and $68 million for the full year of 2023, and the impact of acquisitions of $122 million for the quarter and $141 million for the full year 2023, segment revenues increased organically1 by 7% for the fourth quarter and 8% for the full year, compared with the fourth quarter and the full year of 2022.

Consolidated Operating Income (Loss)
Consolidated operating income was $362 million for the fourth quarter of 2023, compared with an operating loss of $236 million for the fourth quarter of 2022, an increase of $598 million, reflecting higher goodwill impairment charges in the fourth quarter of 2022 compared to the fourth quarter of 2023.

Consolidated operating income was $963 million for the full year of 2023, compared with operating income of $454 million for the full year of 2022, an increase of $509 million. The change reflects, among other factors, the following: an increase in contribution (product sales revenue less cost of goods sold, exclusive of amortization and impairments of intangible assets) of $435 million, increased selling, general and administrative expenses of $292 million reflecting investments in the Salix and Bausch + Lomb segments, higher research and development expenses of $75 million, primarily related to Salix projects, and decreases in Goodwill impairments of $331 million and in Amortization of intangible assets of $138 million.

Net Loss Attributable to Bausch Health
Net loss attributable to Bausch Health for the fourth quarter of 2023 was $39 million, compared with a net loss of $410 million for the fourth quarter of 2022, a favorable change of $371 million. Net loss

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attributable to Bausch Health for the full year of 2023 was $592 million, compared with a loss of $225 million for the full year of 2022, an unfavorable change of $367 million. These changes were primarily due to the changes in operating income noted above along with lower gains on the extinguishment of debt in the fourth quarter and full year of 2023 compared to the corresponding periods in 2022.

Adjusted net income attributable to Bausch Health (non-GAAP)1 was $406 million for the fourth quarter and $1,274 million for the full year of 2023, compared with $372 million for the fourth quarter and $1,113 million for the full year of 2022, an increase of $34 million in the fourth quarter and $161 million for the full year.

Loss Per Share Attributable to Bausch Health
GAAP Loss Per Share attributable to Bausch Health was ($0.11) for the fourth quarter and ($1.62) for the full year of 2023, compared with ($1.13) for the fourth quarter and ($0.62) for the full year of 2022.

Adjusted EBITDA attributable to Bausch Health (non-GAAP)1
Adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $869 million for the fourth quarter and
$3,014 million for the full year of 2023, compared with $823 million for the fourth quarter and $3,022 million for the full year of 2022, an increase of $46 million in the quarter and a decrease of $8 million for the full year.

Cash Provided by (Used in) Operating Activities
The Company generated $390 million of cash from operating activities in the fourth quarter and $1,032 million for the full year of 2023, compared to generating $475 million in the fourth quarter and using $728 million for the full year of 2022. The increase in cash flow from operations of $1,760 million for the full year is primarily attributable to changes in business performance as well as the effect in 2022 of reductions of restricted cash as certain litigation settlements became final and unappealable.

Balance Sheet Highlights as of December 31, 2023
•Cash, cash equivalents, and restricted cash were $962 million.
•Bausch Health (excl. B+L) had availability under its revolving credit facility of approximately $950 million and Bausch + Lomb had availability under its revolving credit facility of approximately $199 million.

2024 Financial Outlook
The Company updated its full-year revenue and Adjusted EBITDA (non-GAAP)1 guidance:

Current Guidance (as of Feb. 22, 2024)
	BHC	BHC (excl. B+L)	B+L

Revenues (in Billions)	$9.300 – $9.550	$4.700 – $4.850	$4.600 - $4.700
Organic[1] growth vs. Prior Year		2%-5%
Adjusted EBITDA[1] (in Billions)	$3.20 - $3.35	$2.36 - $2.46	$0.84 – $0.89

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on

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extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.

Conference Call Details

Date:	Thursday, Feb. 22, 2024

Time:	8:00 a.m. U.S. EST

Webcast:	http://ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, medical aesthetic devices, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s: future prospects and performance, financial guidance, research and development efforts and anticipated timing or results thereof, proposed plan to separate its eye health business, including the timing thereof, management of its balance sheet, generation of cash, ability to launch and commercialize new products, including the timing of regulatory processes with respect to the Company’s product pipeline, ability to enforce and defend its Xifaxan® intellectual property rights, ability to execute its growth strategies generally, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s 2024 financial outlook and full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and

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readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain factors, risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These factors, risks and uncertainties include, but are not limited to the following: the impact of current market and economic conditions in one or more of the Company’s markets; the impact of inflation and other macroeconomic factors on the Company’s business and operations; the ability to complete the separation of Bausch + Lomb, including the timing and structure thereof, and to achieve the expected benefits thereof, and other risks and uncertainties relating to such separation, including actual and potential litigation related thereto; uncertainty of commercial success for new and existing products; challenges to patents; challenges to the Company’s ability to enforce and defend against challenges to its patents; the impact of patent expirations and the ability of the company to successfully execute strategic plans; compliance with legal and regulatory requirements; our substantial debt and current and future debt service obligations; and other factors, risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors, risks and uncertainties are incorporated herein by reference.

Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.
Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.
However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

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The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.
Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management of the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.
Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of

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assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the completion of the B+L IPO, as the Company prepares for post-separation operations, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of Bausch + Lomb’s former CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments (excluding amortization of intangible assets): The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the company excludes acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company excludes the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation costs, separation-related costs, IPO costs and IPO-related costs: The Company has excluded certain costs incurred in connection with activities regarding: (i) the separation of the eye-health business and the separation of the Solta Medical business (which was suspended in 2022) from the remainder of the Company and (ii) the registration of the eye-health business and the suspended registration of the Solta Medical businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to effectuating the separation of the eye-health business and the suspended initial public offering (“IPO”) of the Solta aesthetic medical device business (the “Solta IPO”), and include, but are not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a

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new board of directors and related board committees. Separation-related and IPO-related costs are incremental costs indirectly related to the separation of the eye-health business and the suspended Solta IPO and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets or other disposition of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including professional fees associated with contemplated, but not completed, strategic transactions. The Company excluded these costs as the consideration of such matters are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health (non-GAAP)
Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, including loss on assets held for sale, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments excluding amortization of intangible assets, gain (loss) on extinguishment of debt, separation and IPO costs and separation-related and IPO-related costs and other non-GAAP adjustments as these adjustments are described above, and amortization of intangible assets and acquisition-related costs and adjustments excluding amortization of intangible assets, as described below:

•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are

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significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Acquisition-related costs and adjustments (excluding amortization of intangible assets): In addition to the acquisition-related costs and adjustments as described above, the Company has excluded the expense directly attributable to one-time commitment and structuring fees related to a bridge loan facility put in place prior to the acquisition of XIIDRA and certain other ophthalmology assets. The company excluded these costs as they are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the company from period to period and, therefore, provides useful supplemental information to investors.
Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was significantly lower than our Adjusted net income (non-GAAP).

Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)

Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP) are as follows:

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•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and change in organic revenue exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2023 and 2022
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Revenues
Product sales	$2,382	$2,168	$8,663	$8,025
Other revenues	26	25	94	99
	2,408	2,193	8,757	8,124
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	695	639	2,519	2,316
Cost of other revenues	10	13	40	48
Selling, general and administrative	766	666	2,917	2,625
Research and development	152	142	604	529
Amortization of intangible assets	282	313	1,077	1,215
Goodwill impairments	91	622	493	824
Asset impairments	—	—	54	15
Restructuring, integration, separation and IPO costs	22	5	62	63
Other expense, net	28	29	28	35
	2,046	2,429	7,794	7,670
Operating income (loss)	362	(236)	963	454
Interest income	7	6	26	14
Interest expense	(363)	(307)	(1,328)	(1,464)
Gain on extinguishment of debt	1	192	1	875
Foreign exchange and other	(14)	(12)	(52)	(8)
Loss before income taxes	(7)	(357)	(390)	(129)
Provision for income taxes	(40)	(53)	(221)	(83)
Net loss	(47)	(410)	(611)	(212)
Net loss (income) attributable to noncontrolling interest	8	—	19	(13)
Net loss attributable to Bausch Health Companies Inc.	$(39)	$(410)	$(592)	$(225)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2023 and 2022
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Net loss	$(47)	$(410)	$(611)	$(212)
Non-GAAP adjustments: (a)
Amortization of intangible assets	282	313	1,077	1,215
Goodwill impairments	91	622	493	824
Asset impairments	—	—	54	15
Restructuring, integration and transformation costs	31	20	116	58
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	45	28	122	30
Gain on extinguishment of debt	(1)	(192)	(1)	(875)
IT infrastructure investment	9	5	31	15
Separation costs, separation-related costs, IPO costs and IPO-related costs	6	13	26	127
Legal and other professional fees	3	5	20	32
Loss (gain) on sale of assets, net	1	(2)	(3)	(5)
Litigation and other matters, net of insurance recoveries	2	2	(53)	9
Other	4	1	13	9
Tax effect of non-GAAP adjustments	(11)	(25)	25	(94)
Total non-GAAP adjustments	462	790	1,920	1,360
Adjusted net income (non-GAAP)	415	380	1,309	1,148
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(9)	(8)	(35)	(35)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$406	$372	$1,274	$1,113

(a)    The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2023 and 2022
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding of amortization and impairments of intangible assets)	$695	$639	$2,519	$2,316
Fair value inventory step-up resulting from acquisitions (a)	(21)	—	(23)	—
Adjusted cost of goods sold (excluding of amortization and impairments of intangible assets) (non-GAAP)	$674	$639	$2,496	$2,316
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$766	$666	$2,917	$2,625
IT infrastructure investment (b)	(9)	(5)	(31)	(15)
Legal and other professional fees (c)	(3)	(5)	(20)	(32)
Separation-related and IPO-related costs (d)	(4)	(10)	(20)	(94)
Transformation costs (e)	(10)	(18)	(58)	(28)
Adjusted selling, general and administrative (non-GAAP)	$740	$628	$2,788	$2,456
Research and development reconciliation:
GAAP Research and development	$152	$142	$604	$529
Separation-related costs (d)	(1)	—	(2)	—
Adjusted research and development (non-GAAP)	$151	$142	$602	$529
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$282	$313	$1,077	$1,215
Amortization of intangible assets (f)	(282)	(313)	(1,077)	(1,215)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$91	$622	$493	$824
Goodwill impairments (g)	(91)	(622)	(493)	(824)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$—	$—	$54	$15
Asset impairments (h)	—	—	(54)	(15)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Restructuring, integration, separation and IPO costs reconciliation:
GAAP Restructuring, integration, separation and IPO costs	$22	$5	$62	$63
Restructuring and integration costs (e)	(21)	(2)	(58)	(30)
Separation and IPO costs (d)	(1)	(3)	(4)	(33)
Adjusted restructuring, integration, separation and IPO costs (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2023 and 2022
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Other expense, net reconciliation:
GAAP Other expense, net	$28	$29	$28	$35
Litigation and other matters, net of insurance recoveries (i)	(2)	(2)	53	(9)
Acquisition-related contingent consideration (j)	(19)	(27)	(59)	(29)
(Gain) Loss on sale of assets, net (k)	(1)	2	3	5
Acquisition-related costs (l)	(6)	(1)	(24)	(1)
Other (m)	(1)	(1)	(1)	(1)
Adjusted other expense, net (non-GAAP)	$(1)	$—	$—	$—
Gain on extinguishment of debt reconciliation:
GAAP Gain on extinguishment of debt	$1	$192	$1	$875
Gain on extinguishment of debt (n)	(1)	(192)	(1)	(875)
Adjusted gain on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Interest expense reconciliation:
GAAP Interest expense	$(363)	$(307)	$(1,328)	$(1,464)
Acquisition-related financing costs (o)	—	—	(16)	—
Adjusted Interest expense (non-GAAP)	$(363)	$(307)	$(1,344)	$(1,464)
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(14)	$(12)	$(52)	$(8)
Other (p)	(3)	—	(12)	(8)
Adjusted Foreign exchange and other (non-GAAP)	$(17)	$(12)	$(64)	$(16)
Provision for income taxes reconciliation:
GAAP Provision for income taxes	$(40)	$(53)	$(221)	$(83)
Tax effect of non-GAAP adjustments (q)	(11)	(25)	25	(94)
Adjusted provision for income taxes (non-GAAP)	$(51)	$(78)	$(196)	$(177)
Net loss (income) attributable to noncontrolling interest reconciliation:
GAAP Net loss (income) attributable to noncontrolling interest	$8	$—	$19	$(13)
Noncontrolling interest portion of amortization of intangible assets (r)	(9)	(6)	(26)	(17)
Noncontrolling interest portion of all other adjustments (s)	(8)	(2)	(28)	(5)
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(9)	$(8)	$(35)	$(35)

(a) Represents the sole component of the non-GAAP adjustment of “Cost of goods sold” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(d) Represents the two components of the non-GAAP adjustment of “Separation and IPO costs and separation-related and IPO-related costs” (see Table 2).
(e)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(h)    Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Litigation and other matters, net of insurance recoveries” (see Table 2).

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(j)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(k)    Represents the sole component of the non-GAAP adjustment of “(Gain) loss on sale of assets, net” (see Table 2).
(l)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs” (see Table 2).
(m)    Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(n)    Represents the sole component of the non-GAAP adjustment of “Gain on extinguishment of debt” (see Table 2).
(o)    Represents the sole component of the non-GAAP adjustment of “Interest expense” (see Table 2).
(p)    Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(q)    Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(r)    Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).
(s)    Represents the portion of the non-GAAP adjustments above attributable to all other adjustments (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2023 and 2022
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Net loss	$(47)	$(410)	$(611)	$(212)
Interest expense, net	356	301	1,302	1,450
Provision for income taxes	40	53	221	83
Depreciation and amortization	329	360	1,264	1,394
EBITDA	678	304	2,176	2,715
Adjustments:
Goodwill impairments	91	622	493	824
Asset impairments	—	—	54	15
Restructuring, integration and transformation costs	31	20	116	58
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	44	28	106	30
Gain on extinguishment of debt	(1)	(192)	(1)	(875)
Share-based compensation	29	35	132	126
Separation costs, separation-related costs, IPO costs and IPO-related costs	6	13	26	127
Other adjustments:
Litigation and other matters, net of insurance recoveries	2	2	(53)	9
IT infrastructure investment	9	5	31	15
Legal and other professional fees (a)	3	5	20	32
Loss (gain) on sale of assets, net	1	(2)	(3)	(5)
Other	4	1	13	9
Adjusted EBITDA (non-GAAP)	897	841	3,110	3,080
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (b)	(28)	(18)	(96)	(58)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$869	$823	$3,014	$3,022
(a)    Legal and other professional fees incurred during the three and twelve months ended December 31, 2023 and 2022 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Net loss (income) attributable to noncontrolling interest	$8	$—	$19	$(13)
Noncontrolling interest portion of adjustments for:
Interest expense, net	(11)	(5)	(32)	(11)
Depreciation and amortization	(13)	(10)	(42)	(27)
All other adjustments	(12)	(3)	(41)	(7)
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(28)	$(18)	$(96)	$(58)

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Bausch Health Companies Inc.										Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended December 31, 2023 and 2022
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2023				December 31, 2022			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuances	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$583	$—	$—	$583	$581	$—	$581	$2	—%	$2	—%

International	290	(16)	—	274	261	(2)	259	29	11%	15	6%

Solta Medical	103	1	—	104	99	—	99	4	4%	5	5%

Diversified
Neuro	141	—	—	141	128	—	128	13	10%	13	10%
Dermatology	61	—	—	61	69	—	69	(8)	(12)%	(8)	(12)%
Generics	28	—	—	28	30	(2)	28	(2)	(7)%	—	—%
Dentistry	29	—	—	29	29	—	29	—	—%	—	—%
Total Diversified	259	—	—	259	256	(2)	254	3	1%	5	2%

Bausch Health (excl. B+L) revenues	$1,235	$(15)	$—	$1,220	$1,197	$(4)	$1,193	$38	3%	$27	2%

Bausch + Lomb
Vision Care	$662	$13	$(13)	$662	$624	$(1)	$623	$38	6%	$39	6%
Surgical	204	(3)	(3)	198	188	(1)	187	16	9%	11	6%
Pharmaceuticals	307	(1)	(106)	200	184	(1)	183	123	67%	17	9%
Total Bausch + Lomb revenues	$1,173	$9	$(122)	$1,060	$996	$(3)	$993	$177	18%	$67	7%

Total Bausch Health Companies Inc. revenues	$2,408	$(6)	$(122)	$2,280	$2,193	$(7)	$2,186	$215	10%	$94	4%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended December 31, 2023 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended December 31, 2022 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.										Table 3b
Organic Growth (non-GAAP) - by Segment
For the Twelve Months Ended December 31, 2023 and 2022
(unaudited)
	Calculation of Organic Revenue for the Twelve Months Ended
	December 31, 2023				December 31, 2022			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$2,250	$—	$—	$2,250	$2,090	$—	$2,090	$160	8%	$160	8%

International	1,071	(31)	—	1,040	988	(10)	978	83	8%	62	6%

Solta Medical	347	8	—	355	300	—	300	47	16%	55	18%

Diversified
Neuro	494	—	—	494	503	—	503	(9)	(2)%	(9)	(2)%
Dermatology	226	—	—	226	247	—	247	(21)	(9)%	(21)	(9)%
Generics	120	—	—	120	126	(2)	124	(6)	(5)%	(4)	(3)%
Dentistry	103	—	—	103	102	—	102	1	1%	1	1%
Total Diversified	943	—	—	943	978	(2)	976	(35)	(4)%	(33)	(3)%

Bausch Health (excl. B+L) revenues	$4,611	$(23)	$—	$4,588	$4,356	$(12)	$4,344	$255	6%	$244	6%

Bausch + Lomb
Vision Care	$2,543	$61	$(25)	$2,579	$2,369	$(3)	$2,366	$174	7%	$213	9%
Surgical	767	1	(10)	758	718	(6)	712	49	7%	46	6%
Pharmaceuticals	836	6	(106)	736	681	(1)	680	155	23%	56	8%
Total Bausch + Lomb revenues	$4,146	$68	$(141)	$4,073	$3,768	$(10)	$3,758	$378	10%	$315	8%

Total Bausch Health Companies Inc. revenues	$8,757	$45	$(141)	$8,661	$8,124	$(22)	$8,102	$633	8%	$559	7%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the twelve months ended December 31, 2023 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the twelve months ended December 31, 2022 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	December 31, 2023	December 31, 2022
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents	$947	$564
Restricted cash	15	27
Cash, cash equivalents and restricted cash	$962	$591

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facilities	275	$470
AR Credit Facility	350	—
Term Loan Facilities	5,273	4,925
Senior Secured Notes	9,305	7,905
Senior Unsecured Notes	5,791	5,798
Other	12	12
Total long-term debt and other, net of premiums, discounts and issuance costs	21,006	19,110
Plus: Unamortized premiums, discounts and issuance costs	1,382	1,656
Total long-term debt and other	$22,388	$20,766

Maturities of Debt Obligations
2023	$—	$150
2024	155	150
2025	2,790	2,789
2026	892	891
2027	6,748	6,938
2028	7,219	4,990
2029 - 2031	3,202	3,202
Total debt obligations	$21,006	$19,110

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash provided by (used in) operating activities	$390	$475	$1,032	$(728)

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